Exhibit 99.1

The Tile Shop Welcomes New Chief Financial Officer

MINNEAPOLIS, December 23, 2021 (GLOBE NEWSWIRE) — Tile Shop Holdings, Inc. (Nasdaq: TTSH) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials and related accessories, today announced that Karla Lunan will be joining the Tile Shop as its new Chief Financial Officer on January 3, 2022. To help ensure a smooth transition, Ms. Lunan will work closely with the Company’s current CFO Nancy DiMattia, who will remain with the company in an advisory capacity through March 31, 2022.

Ms. Lunan is a highly accomplished executive with over 20 years of financial leadership experience. Prior to joining the Tile Shop, Ms. Lunan worked at MasTec, Inc. for 6 years, most recently serving as a Chief Financial Officer within the Clean Energy and Infrastructure Group. In this role, Ms. Lunan was responsible for overseeing Finance, Human Resources and Information Technology and worked closely with the executive leadership team to drive execution of the Company’s strategic objectives. Prior to holding this position, Ms. Lunan held various financial leadership roles with MasTec and Black & Veatch. Earlier in her career, Ms. Lunan spent nine years in public accounting.

“I am pleased to welcome Karla to our leadership team.” stated Cabell Lolmaugh, Chief Executive Officer. “Karla is a distinguished financial executive who has developed high performing teams, navigated change and demonstrated the ability to drive results. I am confident in Karla’s ability to provide strong leadership and to oversee our financial affairs.”

The Company intends to use its website, investors.tileshop.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Company’s website under the heading News and Events. Accordingly, investors should monitor such portions of the Company’s website, in addition to following its press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About The Tile Shop

The Tile Shop (Nasdaq: TTSH) is a leading specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high-quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. The Tile Shop currently operates 143 stores in 31 states and the District of Columbia.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

Investor Contact: Mark Davis

Email: mark.davis@tileshop.com

Phone: (763) 852-2978